As filed with the Securities and Exchange Commission on September 16, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cerecor Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	45-0705648 (I.R.S. Employer Identification Number)

400 E. Pratt Street, Suite 606
Baltimore, Maryland 21202
(410) 522-8707
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Uli Hacksell, Ph.D.
President and Chief Executive Officer
Cerecor Inc.
400 E. Pratt Street, Suite 606
Baltimore, Maryland 21202
(410) 522-8707
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Brent B. Siler Cooley LLP 1299 Pennsylvania Avenue, NW Suite 700 Washington, DC 20004 (202) 842-7800

Approximate date of commencement of proposed sale to public:
As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share	3,886,010 (1)	$3.75 (2)	$14,572,538	$1,467.45

(1) Represents 425,000 shares of common stock currently outstanding and 3,461,010 shares of common stock that are issuable pursuant to a common stock purchase agreement with the selling stockholder named herein. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock which may become issuable to prevent dilution from stock splits, stock dividends and similar events.
(2) Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, calculated on the basis of the average high and low prices per share of the registrant’s common stock reported on The NASDAQ Capital Market on September 12, 2016.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholder is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

PROSPECTUS, SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2016

3,886,010 Shares

Common Stock

This prospectus relates to the sale of up to 3,886,010 shares of our common stock by Aspire Capital Fund, LLC. Aspire Capital is also referred to in this prospectus as the selling stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive proceeds of up to $15.0 million from the sale of our common stock to the selling stockholder, pursuant to a common stock purchase agreement entered into with the selling stockholder on September 8, 2016, once the registration statement, of which this prospectus is a part, is declared effective.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended. We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.

Our common stock is listed on The Nasdaq Capital Market under the ticker symbol “CERC.” On September 15, 2016, the last reported sale price per share of our common stock was $4.20 per share.

You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. Please see “Prospectus Summary – Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2016

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our common shares.

Neither we nor the selling stockholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholder is offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the selling stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

The following summary highlights information contained or incorporated by reference elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes and other documents incorporated by reference in this prospectus, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Cerecor,” “the company,” “we,” “us” and “our” refer to Cerecor Inc.

Company Overview

We are a clinical‑stage biopharmaceutical company that is developing innovative drug candidates to make a difference in the lives of patients with neurological and psychiatric disorders. We have a portfolio of novel clinical and preclinical compounds that we are developing for a variety of indications:

•

CERC-301: Adjunctive Treatment for Major Depressive Disorder.  CERC‑301 is currently in Phase 2 development as an oral, adjunctive treatment of patients with major depressive disorder, or MDD, who are failing to achieve an adequate response to their current antidepressant treatment and are severely depressed. We received fast track designation by the U.S. Food and Drug Administration, or FDA, in 2013 for CERC‑301 for the treatment of MDD. CERC‑301 belongs to a class of compounds known as antagonists, or inhibitors, of the N‑methyl‑D‑aspartate, or NMDA, receptor, a receptor subtype of the glutamate neurotransmitter system that is responsible for controlling neurological adaptation. We believe CERC‑301 has the potential to produce a significant reduction in depression symptoms in a matter of days, as compared to weeks or months with conventional therapies, because it specifically blocks the NMDA receptor subunit 2B, or NR2B. We believe this mechanism of action may provide rapid and significant antidepressant activity without the adverse side effect profile of non‑selective NMDA receptor antagonists, such as Ketamine. We are conducting a Phase 2 clinical trial for CERC-301 in order to evaluate the effect of intermittent oral doses of 12 mg and 20 mg versus placebo. We expect top-line data from this ongoing Phase 2 trial in the first half of 2017.

•

CERC-501: Adjunctive Treatment of MDD and Substance Use Disorders.    CERC-501 is a potent and selective oral kappa opioid receptor, or KOR, antagonist being developed as an adjunctive treatment of MDD and to treat substance use disorders. KORs have been shown to play an important role in stress, mood and addiction. CERC-501 has been observed to have positive activity in animal models of depression, nicotine withdrawal and alcohol dependence, and it has been generally well tolerated in three human clinical trials. CERC-501 is currently in Phase 2 development for smoking cessation in a clinical trial that is being supported by a grant from the National Institute on Drug Abuse at the National Institutes of Health, or NIH. This trial will provide us with the opportunity to evaluate the effect of 15 mg of CERC-501 administered orally once per day on tobacco reinstatement behavior and assess subjects’ craving, mood and anxiety during abstinence periods. We expect to report top-line data from this trial in December 2016. In addition to our Phase 2 trial in smokers, three externally funded clinical trials are being conducted to evaluate the use of CERC-501 in treating depressive symptoms, stress-related smoking relapse and cocaine addiction. One trial is being conducted under the auspices of the National Institute of Mental Health, the second trial is a collaboration between Cerecor and Yale University investigators with NIH funding and the third trial is being conducted at Rockefeller University Hospital and is funded by a private foundation. We plan to initiate a Phase 2 clinical trial with CERC-501 as an adjunctive treatment of MDD in 2017.

•

CERC-406: Cognitive Impairment.  CERC‑406 is our preclinical candidate that inhibits catechol‑O‑methyltransferase, or COMT, within the brain. We believe CERC‑406 has potential as a treatment of residual cognitive impairment symptoms in patients with MDD among other psychiatric and neurological conditions frequently impacted by impaired cognition.

Product Pipeline

The following table summarizes key information about our product candidates:

Product Candidate / Platform	Potential Indication(s)	Stage of Development	Anticipated Milestones
CERC‑301	Adjunctive treatment of MDD with rapid onset	Phase 2	Top-line data in the first half of 2017

CERC‑501	Adjunctive treatment of MDD and substance use disorders	Phase 2	Top-line data in December 2016

CERC‑406	Residual cognitive impairment symptoms in MDD	Preclinical	IND submission (timing dependent on additional funding)

Corporate Information

We were incorporated as Ceregen Corporation in Delaware on January 31, 2011, and we subsequently changed our name to Cerecor Inc. Our principal executive offices are located at 400 E. Pratt Street, Suite 606, Baltimore, Maryland 21202 and our telephone number is (410) 522‑8707. Our website address is www.cerecor.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies or products.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•reduced disclosure obligations regarding executive compensation; and

•exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions through 2020 or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our capital stock held by non‑affiliates or issue more than $1.0 billion of non‑convertible debt over a three‑year period. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of some reduced reporting burdens in this prospectus and the documents incorporated by reference into this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The Offering

Common stock being offered by the selling stockholder	3,886,010 shares

Common stock outstanding	8,650,143 shares (as of September 8, 2016, excluding the Initial Purchase Shares and the Commitment Shares, as defined below)

Use of proceeds

The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive up to $15.0 million in proceeds from the sale of our common stock to the selling stockholder under the common stock purchase agreement described below. Proceeds that we receive under the common stock purchase agreement will be used to advance our research and development activities and for working capital and general corporate purposes.

NASDAQ Capital Market Symbol	CERC

Risk Factors

Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

The number of shares of our common stock outstanding is based on an aggregate of 8,650,143 shares outstanding as of September 8, 2016 and excludes the 250,000 Initial Purchase Shares and 175,000 Commitment Shares as defined below, and also excludes:

•	1,783,138 shares of common stock issuable upon the exercise of options outstanding as of September 8, 2016 at a weighted average exercise price of $5.72 per share;

•	732,290 shares of common stock reserved for future issuance under the 2016 Equity Incentive Plan as of September 8, 2016; and

•	7,400,934 shares of common stock issuable upon the exercise of warrants outstanding as of September 8, 2016.

On September 8, 2016, we entered into a common stock purchase agreement, or the Purchase Agreement, with Aspire Capital Fund, LLC, an Illinois limited liability company, or Aspire Capital, or the selling stockholder, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $15.0 million of our shares of common stock over the 30-month term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 175,000 shares of our common stock, or the Commitment Shares, as a commitment fee. Upon execution of the Purchase Agreement, we also sold to Aspire Capital 250,000 shares of common stock, or the Initial Purchase Shares, at $4.00 per share for proceeds of $1.0 million. Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital, or the Registration Rights Agreement, in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act of 1933, as amended, or the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

As of September 8, 2016, there were 8,650,143 shares of our common stock outstanding (7,011,005 shares held by non-affiliates), excluding the 3,886,010 shares offered that have been issued or may be issuable to Aspire Capital pursuant to the Purchase

Agreement. If all of such 3,886,010 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent 31% of the total common stock outstanding or 36% of the non-affiliate shares of common stock outstanding as of the date hereof. The number of shares of our common stock ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.

The aggregate number of shares that we may issue to Aspire Capital under the Purchase Agreement, including the Commitment Shares, may in no case exceed 1,729,163 shares of our common stock (which is equal to 19.99% of the common stock outstanding on the date of the Purchase Agreement) unless (i) shareholder approval is obtained to issue more, in which case this 1,729,163 share limitation will not apply, or (ii) shareholder approval has not been obtained and at any time the 1,729,163 share limitation is reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the Commitment Shares) is equal to or greater than $3.86, referred to as the Minimum Price, a price equal to the closing sale price of our common stock on the date of the execution of the Purchase Agreement; provided that at no one point in time shall Aspire Capital (together with its affiliates) beneficially own more than 19.99% of our common stock.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 3,886,010 shares of our common stock under the Securities Act, which includes the Commitment Shares and the Initial Purchase Shares that have already been issued to Aspire Capital, and 3,461,010 shares of common stock that we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. All 3,886,010 shares of common stock are being offered pursuant to this prospectus. If we elect to sell more than the 3,886,010 shares of common stock offered hereby, we must first register under the Securities Act the sale by Aspire Capital of such additional shares.

After the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our common stock exceeds $0.50, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice (each, a Purchase Notice), directing Aspire Capital (as principal) to purchase up to 50,000 shares of our common stock per trading day, up to $15.0 million of our common stock in the aggregate at a per share price, or the Purchase Price, calculated by reference to the prevailing market price of our common stock (as more specifically described below in the section titled “The Aspire Capital Transaction”).

In addition, on any date on which we submit a Purchase Notice for 50,000 shares to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a VWAP Purchase Notice) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on The Nasdaq Capital Market on the next trading day, or VWAP Purchase Date, subject to a maximum number of shares we may determine, or VWAP Purchase Share Volume Maximum, and a minimum trading price, or VWAP Minimum Price Threshold (as more specifically described below). The purchase price per Purchase Share pursuant to such VWAP Purchase Notice, or the VWAP Purchase Price, is calculated by reference to the prevailing market price of our common stock (as more specifically described below in the section titled “The Aspire Capital Transaction”).

The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than $0.50 per share, or the Floor Price. This Floor Price and the respective prices and share numbers in the preceding paragraphs shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the following risks and uncertainties as well as the risks and uncertainties described in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission, or SEC, on March 23, 2016, our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, as filed with the SEC on May 16, 2016, and our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2016, as filed with the SEC on August 15, 2016, which descriptions are incorporated in this prospectus by reference in their entirety, as well as in any prospectus supplement hereto. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. You should carefully consider the following information about risks, together with the other information contained in this prospectus, before making an investment in our common stock.

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms.

We will need to raise substantial additional capital in the future to fund our operations. The extent to which we utilize the Purchase Agreement with Aspire Capital as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Aspire Capital under the Purchase Agreement on any given day and during the term of the Purchase Agreement is limited. See “The Aspire Capital Transaction” section of this prospectus for additional information. Additionally, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement during the continuance of an event of default or on any trading day that the closing sale price of our common stock is less than $0.50 per share. Even if we are able to access the full $15.0 million under the Purchase Agreement, we will still need additional capital to fully implement our business, operating and development plans.

The sale of our common stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Aspire Capital could cause the price of our common stock to decline.

We are registering for sale the Commitment Shares and Initial Purchase Shares that we have issued and 3,461,010 additional shares that we may sell to Aspire Capital from time to time under the Purchase Agreement. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 30 months from the date of this prospectus. The number of shares ultimately offered for sale by Aspire Capital under this prospectus is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the sale of shares under the Purchase Agreement may cause the trading price of our common stock to decline.

Aspire Capital may ultimately purchase all, some or none of the $15.0 million of common stock that, together with the Commitment Shares and Initial Purchase Shares, is the subject of this prospectus. Aspire Capital may sell all, some or none of our shares that it holds or comes to hold under the Purchase Agreement. Sales by Aspire Capital of shares acquired pursuant to the Purchase Agreement under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Aspire Capital in this offering, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. However, we have the right under the Purchase Agreement to control the timing and amount of sales of our shares to Aspire Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward‑looking statements that reflect our management’s beliefs and views with respect to future events and are subject to substantial risks and uncertainties within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, contained in this prospectus and the documents incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management, are forward‑looking statements. Forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “plans,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” “aims,”

“projects,” “predicts,” “pro forma,” “anticipates,” “potential” or other similar words (including their use in the negative), or by discussions of future matters such as the development of product candidates or products, technology enhancements, possible changes in legislation, and other statements that are not historical.

The forward‑looking statements in this prospectus include, among other things, statements about:

•our estimates regarding our expenses, future revenues, anticipated capital requirements and our needs for additional financing;

•our ability to advance our product candidates into, and successfully complete, clinical trials and the anticipated timing of such clinical trials;

•the expected timing of the availability of data from our clinical trials;

•the timing of and our ability to obtain and maintain marketing approvals for our product candidates and the anticipated regulatory pathways for our product candidates;

•the rate and degree of market acceptance and clinical utility of our product candidates;

•the size and potential growth of the markets for any of our product candidates and our ability to impact the size of those markets;

•our expectations regarding the potential safety, efficacy or clinical utility of our product candidates, particularly in comparison to our competitors’ products and product candidates;

•our commercialization, marketing and manufacturing capabilities and strategy;

•the timing of the initiation, progress and results of clinical trials, preclinical studies and research and development programs;

•market and industry trends;

•our expectations with respect to future growth and investments in our infrastructure, and our ability to effectively manage any such growth;

•our intellectual property position;

•our ability to identify additional products or product candidates with significant commercial potential that are consistent with our commercial objectives; and

•our anticipated use of the net proceeds from the potential sale of shares of our common stock to Aspire Capital.

We may not actually achieve the plans, intentions or expectations disclosed in our forward‑looking statements. We operate in a very competitive and rapidly changing environment. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward‑looking statements we may make. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward‑looking statements we make, and accordingly you should not place undue reliance on our forward‑looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section in this prospectus and the documents incorporated by reference herein, that we believe could cause actual results or events to differ materially from the forward‑looking statements that we make. Our forward‑looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus, the documents incorporated by reference herein and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward‑looking statements in this prospectus and the documents incorporated by reference herein by these cautionary statements. Except as required by law, we undertake no obligation to publicly update any forward‑looking statements, whether as a result of new information, future events or otherwise.

THE ASPIRE CAPITAL TRANSACTION

General

On September 8, 2016, we entered into the Purchase Agreement, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $15.0 million of our shares of common stock over the term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital the 175,000 Commitment Shares. Upon execution of the Purchase Agreement, we also sold to Aspire Capital the 250,000 Initial Purchase Shares for proceeds of $1.0 million. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

As of September 8, 2016, there were 8,650,143 shares of our common stock outstanding (7,011,005 shares held by non-affiliates) excluding the 3,886,010 shares offered that have been issued or may be issuable to Aspire Capital pursuant to the Purchase Agreement. If all of such 3,886,010 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent 31% of the total common stock outstanding or 36% of the non-affiliate shares of common stock outstanding as of the date hereof. The number of shares of our common stock ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.

The aggregate number of shares that we may issue to Aspire Capital under the Purchase Agreement, including the Commitment Shares, may in no case exceed 1,729,163 shares of our common stock (which is equal to 19.99% of the common stock outstanding on the date of the Purchase Agreement) unless (i) shareholder approval is obtained to issue more, in which case this 1,729,163 share limitation will not apply, or (ii) shareholder approval has not been obtained and at any time the 1,729,163 share limitation is reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the Commitment Shares) is equal to or greater than $3.86, referred to as the Minimum Price, a price equal to the closing sale price of our common stock on the date of the execution of the Purchase Agreement; provided that at no one point in time shall Aspire Capital (together with its affiliates) beneficially own more than 19.99% of our common stock.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 3,886,010 shares of our common stock under the Securities Act, which includes the Commitment Shares and Initial Purchase Shares that have already been issued to Aspire Capital and 3,461,010 shares of common stock which we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. All 3,886,010 shares of common stock are being offered pursuant to this prospectus. Under the Purchase Agreement, we have the right but not the obligation to issue more than the 3,886,010 shares of common stock included in this prospectus to Aspire Capital under some circumstances. If we elect to sell more than the 3,886,010 shares of common stock offered hereby, we must first register under the Securities Act the sale by Aspire Capital of any such additional shares.

After the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our common stock is not less than $0.50 per share, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice, directing Aspire Capital (as principal) to purchase up to 50,000 shares of our common stock per business day, up to $15.0 million of our common stock in the aggregate over the term of the Purchase Agreement, at a Purchase Price calculated by reference to the prevailing market price of our common stock over the preceding 10-business day period (as more specifically described below); however, no sale pursuant to a Purchase Notice may exceed $500,000 per trading day.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital for 50,000 Purchase Shares, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on the Nasdaq Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold. The VWAP Purchase Price is calculated by reference to the prevailing market price of our common stock (as more specifically described below).

The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than the Floor Price. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

Purchase of Shares under the Purchase Agreement

Under the Purchase Agreement, on any trading day selected by us on which the closing sale price of our common stock exceeds $0.50 per share, we may direct Aspire Capital to purchase up to 50,000 shares of our common stock per trading day. The Purchase Price of such shares is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or
•	the average of the three lowest closing sale prices for our common stock during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital for the purchase of up to 50,000 shares, we also have the right to direct Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the our common stock traded on the Nasdaq Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold, which is equal to the greater of (a) 80% of the closing price of the Company’s common stock on the business day immediately preceding the VWAP Purchase Date or (b) such higher price as set forth by the Company in the VWAP Purchase Notice. The VWAP Purchase Price of such shares is the lower of:

•	the Closing Sale Price on the VWAP Purchase Date; or
•	97% of the volume-weighted average price for our common stock traded on the Nasdaq Capital Market:
o	on the VWAP Purchase Date, if the aggregate shares to be purchased on that date have not exceeded the VWAP Purchase Share Volume Maximum or
o

during that portion of the VWAP Purchase Date until such time as the sooner to occur of (i) the time at which the aggregate shares traded on the Nasdaq Capital Market exceed the VWAP Purchase Share Volume Maximum or (ii) the time at which the sale price of the Company’s common stock falls below the VWAP Minimum Price Threshold.

The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading day(s) used to compute the Purchase Price. We may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

Under the Purchase Agreement, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement on any trading day that the closing sale price of our common stock is less than $0.50 per share.

Events of Default

Generally, Aspire Capital may terminate the Purchase Agreement upon the occurrence of any of the following, among other, events of default:

•

the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Aspire Capital for sale of our shares of common stock, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of 30 business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement; in connection with any post-effective amendment to such registration statement that is required to be declared effective by the SEC such lapse or unavailability may continue for a period of no more than 40 consecutive business days;

•	the suspension from trading or failure of our common stock to be listed on our principal market for a period of three consecutive business days;

•

the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market, the OTB Bulletin Board or the OTCQB marketplace or OTCQX marketplace of the OTC Markets Group;

•

our transfer agent’s failure to issue to Aspire Capital shares of our common stock which Aspire Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

•

any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which could have a material adverse effect on us, subject to a cure period of five business days;

•	if we become insolvent or are generally unable to pay our debts as they become due; or
•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

No Short-Selling or Hedging by Aspire Capital

Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the 3,886,010 shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 30 months from the date of this prospectus. The sale by Aspire Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and/or to be highly volatile. Aspire Capital may ultimately purchase all, some or none of the 3,461,010 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Percentage of Outstanding Shares after Giving Effect to the Purchased Shares Issued to Aspire Capital

In connection with entering into the Purchase Agreement, we authorized the sale to Aspire Capital of up to $15.0 million of our shares of common stock. However, we estimate that we will sell no more than 3,886,010 shares to Aspire Capital under the Purchase Agreement (including the Commitment Shares and Initial Purchase Shares), all of which are included in this offering.  Subject to any required approval by our board of directors, we have the right but not the obligation to issue more than the 3,886,010 shares included in this prospectus to Aspire Capital under the Purchase Agreement under some circumstances. In the event we elect to issue more than 3,886,010 shares under the Purchase Agreement, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by Aspire Capital in this offering is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement. The following table sets forth the number and percentage of outstanding shares to be held by Aspire Capital after giving effect to the sale of shares of common stock sold to Aspire Capital at varying purchase prices:

Assumed Average Purchase Price	Proceeds from the Sale of Shares to Aspire Capital Under the Purchase Agreement Registered in this Offering	Number of Shares to be Issued in this Offering at the Assumed Average Purchase Price (1)	Total Number of Outstanding Shares After Giving Effect to the Purchased Shares Issued to Aspire Capital (2)	Percentage of Outstanding Shares After Giving Effect to the Purchased Shares Issued to Aspire Capital (3)
$0.50	$1,855,505	3,711,010	12,536,153	31.0%
$1.00	$3,711,010	3,711,010	12,536,153	31.0%
$2.00	$7,422,020	3,711,010	12,536,153	31.0%
$3.00	$11,133,030	3,711,010	12,536,153	31.0%
$4.00	$14,844,040	3,711,010	12,536,153	31.0%
$5.00	$15,000,000	3,000,000	11,825143	26.8%
$6.00	$15,000,000	2,500,000	11,325,143	23.6%
$7.00	$15,000,000	2,142,857	10,968,000	21.1%

(1)	Excludes the 175,000 Commitment Shares issued under the Purchase Agreement between the Company and Aspire Capital, but includes the 250,000 Initial Purchase Shares.
(2)

Based on an assumed number of shares outstanding as of September 8, 2016, which includes the 8,650,143 shares of common stock outstanding immediately prior to the execution of the Purchase Agreement, 175,000 Commitment Shares previously issued to Aspire Capital and the number of shares set forth in the adjacent column (including the Initial Purchase Shares) that we would have sold to Aspire Capital.

(3)

The numerator includes the 175,000 Commitment Shares plus the number of shares set forth in the column titled, “Number of Shares to be Issued in this Offering at the Assumed Average Purchase Price.” The denominator is set forth in the adjacent column.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Aspire Capital. We will not receive any proceeds upon the sale of shares by Aspire Capital. However, we have received proceeds of $1.0 million, and may receive additional proceeds of up to $14.0 million, for an aggregate of $15.0 million gross proceeds, from the sale of shares under the Purchase Agreement to Aspire Capital. The proceeds will be used for the advancement of our research and development activities, working capital and general corporate purposes. This anticipated use of net proceeds from the sale of our common stock to Aspire Capital under the Purchase Agreement represents our intentions based upon our current plans and business conditions.

SELLING STOCKHOLDER

The selling stockholder may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean the entity listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering.  Except as noted below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares, as reflected in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

			Beneficial Ownership After this Offering (1)
Name	Shares of Common Stock Owned Prior to this Offering	Additional Shares of Common Stock Being Offered	Number of Shares	%
Aspire Capital Fund, LLC (2)	425,000 (3)	3,461,010	-	-

_____________________________

(1)

Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(2)

Aspire Capital Partners LLC (“Aspire Partners”) is the Managing Member of Aspire Capital Fund LLC (“Aspire Fund”).  SGM Holdings Corp (“SGM”) is the Managing Member of Aspire Partners. Mr. Steven G. Martin (“Mr. Martin”) is the president and sole shareholder of SGM, as well as a principal of Aspire Partners. Mr. Erik J. Brown (“Mr. Brown”) is the president and sole shareholder of Red Cedar Capital Corp (“Red Cedar”), which is a principal of Aspire Partners.  Mr. Christos Komissopoulos (“Mr. Komissopoulos”) is president and sole shareholder of Chrisko Investors Inc. (“Chrisko”), which is a principal of Aspire Partners. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown, and Mr. Komissopoulos may be deemed to be a beneficial owner of common stock held by Aspire Fund. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown, and Mr. Komissopoulos disclaims beneficial ownership of the common stock held by Aspire Fund.

(3)

As of the date hereof, 425,000 shares of our common stock have been acquired by Aspire Capital under the Purchase Agreement, consisting of the 175,000 Commitment Shares we issued to Aspire Capital as a commitment fee and the 250,000 Initial Purchase Shares sold to Aspire Capital. We may elect in our sole discretion to sell to Aspire Capital up to an additional 3,461,010 shares under the Purchase Agreement but Aspire Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Aspire Capital, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholder may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. Aspire Capital has informed us that each such broker-dealer will receive commissions from Aspire Capital which will not exceed customary brokerage commissions.

Aspire Capital is an “underwriter” within the meaning of the Securities Act.

Neither we nor Aspire Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Aspire Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares by Aspire Capital to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have agreed to indemnify Aspire Capital and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Aspire Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Aspire Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Aspire Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised Aspire Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

We may suspend the sale of shares by Aspire Capital pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Aspire Capital.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Cooley LLP, Washington, D.C.

EXPERTS

The financial statements of Cerecor Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S‑1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1‑800‑SEC‑0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 400 E Pratt Street, Suite 606, Baltimore, Maryland 21202 or telephoning us at (410) 522‑8707. We also maintain a website at www.cerecor.com, at which you may access these materials free of charge after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus form a part the information or documents listed below that we have filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 23, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed on May 16, 2016 and August 15, 2016, respectively;

•

our Current Reports on Form 8-K filed on January 5, 2016, January 12, 2016, January 19, 2016, February 2, 2016, April 11, 2016, May 20, 2016, July 20, 2016, August 29, 2016, September 6, 2016 and September 12, 2016;

•	our Definitive Proxy Statement on Schedule 14A filed on April 8, 2016; and

•	the description of our common stock in our Registration Statement on Form 8-A, filed on October 9, 2015, including any amendment or reports filed for the purposes of updating this description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Cerecor, Inc., 400 E. Pratt Street, Suite 606, Baltimore, Maryland 21202; telephone: (410) 522-8707.

You also may access these filings on our website at www.cerecor.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

3,886,010 Shares

Common Stock

PROSPECTUS

, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by the registrant. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$1,467
Accounting fees and expenses	17,500
Legal fees and expenses	50,000
Printing and related expenses	2,000
Miscellaneous	5,000
Total expenses	$75,967

Item 14. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of Delaware corporate law or derived an improper personal benefit. Our amended and restated certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Our amended and restated certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

In addition, we have entered into indemnification agreements with our current directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware general Corporation Law. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common stock and preferred stock issued, and options granted, by us since January 1, 2013 that were not registered under the Securities Act of 1933, as amended (the Securities Act). Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)   Issuances of Securities

On September 8, 2016, we entered into the Common Stock Purchase Agreement with Aspire Capital Fund, LLC, or Aspire Capital. Pursuant to the terms of this agreement, Aspire Capital purchased 250,000 shares of our common stock at $4.00 per share and we issued 175,000 shares of our common stock to Aspire Capital in consideration for entering into the agreement.

In September 2014, we issued a warrant to purchase 66,667 shares of our common stock to a member of our board of directors in consideration for his past services to the Company.

In August 2014, we entered into a $7.5 million secured term loan facility and in connection with such loan we issued the lender a warrant to purchase 625,208 shares of Series B preferred stock at an exercise price of $0.2999 per share. Upon the closing of our initial public offering in October 2015 (the “IPO”), in accordance with their terms, the warrants automatically became exercisable for 625,208 shares of common stock at an exercise price of $0.2999 per share of common stock.

In August 2014, we issued and sold to an investor at a purchase price of $0.2999 per share an aggregate of 3,334,445 shares of our Series B convertible preferred stock for an aggregate purchase price of $1.0 million. Upon the closing of our IPO, each share of Series B convertible preferred stock was automatically converted into 0.03571 shares of common stock.

In July 2014, we issued and sold to investors at a purchase price of $0.2999 per share an aggregate of 55,614,290 shares of our Series B convertible preferred stock for an aggregate consideration of $14,000,334 in cash and $2,258,682 in aggregate principal and interest due under convertible promissory notes held by existing investors. Upon the closing of our IPO, each share of Series B convertible preferred stock was automatically converted into 0.03571 shares of common stock.

In July 2014, we issued convertible demand promissory notes to investors in an aggregate principal amount of $1.0 million. In July 2014, the convertible demand promissory notes converted into 3,333,331 shares of Series B convertible preferred stock in accordance with the terms of such notes. Upon the closing of our IPO, each share of Series B convertible preferred stock was automatically converted into 0.03571 shares of common stock.

In July 2014, we issued a warrant to purchase 500,167 shares of our common stock to a consulting firm in partial consideration for advisory services.

From April 2014 through June 2014, we issued convertible promissory notes, to investors in an aggregate principal amount of $1,250,000. In connection with the issuance of these notes, we issued warrants to purchase 4,168,054 shares our common stock. In July 2014, the convertible promissory notes converted into 5,597,618 shares of Series B convertible preferred stock in accordance with the terms of such notes. Upon the closing of our IPO, each share of Series B convertible preferred stock was automatically converted into 0.03571 shares of common stock.

In December 2013, we issued a warrant to purchase 100,000 shares of our common stock to a consulting firm in partial consideration for the consulting services in connection with identifying commercial opportunities.

In August 2013, we issued and sold to investors at a purchase price of $0.75 per unit an aggregate of 9,074,511 shares of our Series A-1 convertible preferred stock and warrants to purchase 2,268,573 shares of our common stock for an aggregate purchase price of $6.8 million. Upon the closing of our IPO, each share of Series A-1 convertible preferred stock was automatically converted into 0.05357 shares of common stock.

In August 2013, in connection with the sale of the Series A-1 convertible preferred stock, we issued a warrant to purchase 680,585 shares of our common stock to the placement agent in such offering.

No underwriters were involved in the foregoing sales of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act (or Regulation D thereunder) relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of the securities described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(b)   Stock Option and Restricted Stock Grants

Since January 1, 2013, we have granted stock options to purchase an aggregate of 1,576,152 shares of our common stock, with exercise prices ranging from $2.20 to $16.80 per share, of which 76,754 stock options have been forfeited and zero stock options have been exercised as of September 16, 2016.

The stock options and the common stock issuable upon the exercise of such options as described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

(a)	The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b)	No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling persons of the Registrant pursuant to our Articles of Incorporation or Amended and Restated Bylaws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on September 16, 2016.

Cerecor Inc.

By	/s/ Uli Hacksell
Uli Hacksell
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Uli Hacksell and Mariam E. Morris, and each and either of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 16th day of September, 2016.

Signature	Title

/s/ Uli Hacksell	President, Chief Executive Officer and Chairman of the Board
Uli Hacksell	(Principal Executive Officer)

/s/ Mariam E. Morris	Chief Financial Officer
Mariam E. Morris	(Principal Financial and Accounting Officer)

/s/ Thomas Aasen	Director
Thomas Aasen

/s/ Eugene A. Bauer	Director
Eugene A. Bauer

/s/ Isaac Blech	Director
Isaac Blech

/s/ Phil Gutry	Director
Phil Gutry

/s/ Magnus Persson	Director
Magnus Persson

/s/ Behshad Sheldon	Director
Behshad Sheldon

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation of Cerecor Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on October 20, 2015).

3.2	Amended and Restated Bylaws of Cerecor Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Current Report on Form 8-K filed on October 20, 2015).

4.1	Second Amended and Restated Investors' Rights Agreement, dated as of July 11, 2014 (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed on June 12, 2015).

4.2

Form of Warrant to Purchase Shares of Common Stock issued in connection with the sale of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed on June 12, 2015).

4.3

Form of Warrant to Purchase Shares of Common Stock issued in connection with the sale of Series A-1 Convertible Preferred Stock, as amended by the Amendment to Common Stock Warrants, dated as of July 11, 2014 (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed on June 12, 2015).

4.4

Form of Warrant to Purchase Shares of Common Stock, issued to CIFCO International Group and its affiliate (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1 filed on June 12, 2015).

4.5

Form of Warrant to Purchase Shares of Common Stock issued in connection with the issuance of convertible promissory notes from April 2014 through June 2014 (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-1 filed on June 12, 2015).

4.6

Warrant Agreement, dated as of August 19, 2014, issued to Hercules Technology Growth Capital, Inc. (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-1 filed on June 12, 2015).

4.7	Form of Unit Purchase Option (incorporated by reference to Annex IV of Exhibit 1.1 to the Registration Statement on Form S-1 filed on June 12, 2015).

4.9	Form of Class A Warrant Agreement (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form S-1 filed on October 13, 2015).

4.10	Specimen Class A Warrant Certificate (incorporated by reference to Exhibit 4.10 to the Registration Statement on Form S-1 filed on October 13, 2015).

4.11	Form of Class B Warrant Agreement (incorporated by reference to Exhibit 4.11 to the Registration Statement on Form S-1 filed on October 13, 2015).

4.12	Specimen Class B Warrant Certificate (incorporated by reference to Exhibit 4.12 to the Registration Statement on Form S-1 filed on October 13, 2015).

4.13		Specimen Unit Certificate (incorporated by reference to Exhibit 4.13 to the Registration Statement on Form S-1 filed on October 13, 2015).

4.14		Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 filed on May 20, 2016).

4.15

Registration Rights Agreement, dated September 8, 2016, by and between Cerecor Inc. and Aspire Capital Fund, LLC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on September 12, 2016).

5.1		Opinion of Cooley LLP.

10.1

Exclusive Patent and Know-How-License Agreement, effective as of March 19, 2013, by and between Essex Chemie AG and Cerecor Inc. (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed on June 12, 2015).

10.2	#

Exclusive Patent and Know-How License Agreement, effective as of March 19, 2013, by and between Essex Chemie AG and Cerecor Inc. (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1 filed on June 12, 2015).

10.3	#

Exclusive Patent and Know-How License Agreement, effective as of February 18, 2015, by and between Eli Lilly and Company and Cerecor Inc. (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 filed on June 12, 2015).

10.4	+

Cerecor Inc. 2011 Stock Incentive Plan, as amended, including forms of Incentive Stock Option Agreements and Nonqualified Stock Option Agreements thereunder (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed on June 12, 2015).

10.5	+

Cerecor Inc. 2015 Omnibus Incentive Plan, including form of Nonqualified Stock Option Agreements thereunder (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed on September 8, 2015).

10.6	+

Offer Letter Agreement by and between Cerecor Inc. and John Kaiser, dated as of September 12, 2012 (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 filed on June 12, 2015).

10.7	+

Offer Letter Agreement by and between Cerecor Inc. and James Vornov, dated as of September 18, 2012 (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 filed on June 12, 2015).

10.8	+

Offer Letter Agreement by and between Cerecor Inc. and Ronald Marcus, dated as of May 5, 2015 (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 filed on June 12, 2015).

10.9	+

Offer Letter Agreement by and between Cerecor Inc. and Uli Hacksell, dated as of May 20, 2015 (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 filed on June 12, 2015).

10.10	+

Offer Letter Agreement by and between Cerecor Inc. and Mariam Morris, effective as of August 24, 2015 (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 filed on September 8, 2015).

10.11	+	Employment Agreement by and between Cerecor Inc. and Uli Hacksell, effective January 1, 2016 (incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K filed on March 23, 2016).

10.12	+	Separation Agreement by and between Cerecor Inc. and Blake Paterson, effective January 9, 2016 (incorporated by reference to Exhibit 10.12 to the Annual Report on Form 10-K filed on March 23, 2016).

10.13	+	Form of Director Indemnification Agreement (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 filed on September 8, 2015).

10.14

List of current directors with a Director Indemnification Agreement in the form provided as Exhibit 10.12 (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1 filed on September 8, 2015).

10.15

Lease Agreement by and between Cerecor Inc. and PDL Pratt Associates, LLC, dated as of August 8, 2013 (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 filed on June 12, 2015).

10.16

Loan and Security Agreement, dated as of August 19, 2014, by and between Cerecor Inc. and Hercules Technology Growth Capital, Inc. (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 filed on June 12, 2015).

10.17		Non-Employee Director Compensation Plan (incorporated by reference to Exhibit 10.17 to the Annual Report on Form 10-K filed on March 23, 2016).

10.18	+	Cerecor Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 20, 2016).

10.19	+	Cerecor Inc. 2016 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on May 20, 2016).

10.20

Common Stock Purchase Agreement, dated September 8, 2016, by and between Cerecor Inc. and Aspire Capital Fund, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 12, 2016).

23.1		Consent of Independent Registered Public Accounting Firm.

23.2		Consent of Cooley LLP (included in Exhibit 5.1).

24.1		Power of Attorney (included on the signature page of this Registration Statement).

+ Management contract or compensatory agreement.

#  Confidential treatment requested under 17 C.F.R. §§ 200.80(b)(4) and 230.406. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission.